Exhibit 99.1

Fennec Pharmaceuticals Receives European Medicines Agency Validation for Marketing Authorization Application for Sodium Thiosulfate

Potential First Product in Europe for the Prevention of Cisplatin-Induced Hearing Loss in Children

Research Triangle Park, NC, Feb. 28, 2020 – Fennec Pharmaceuticals Inc. (Nasdaq: FENC; TSX: FRX), a specialty pharmaceutical company, today announced that the company’s Marketing Authorization Application (MAA) for its investigational drug, sodium thiosulfate (unique formulation) for infusion (tradename to be determined in EU), has passed validation and is now under evaluation by the European Medicines Agency (EMA). The MAA for Pediatric Use Marketing Authorization (PUMA) was filed in early February 2020 for the prevention of ototoxicity induced by cisplatin chemotherapy in patients one month to < 18 years of age with localized, non-metastatic, solid tumors.

"The EMA validation of our marketing application represents another step forward in our efforts to address, if authorized, the critical unmet medical need to prevent or significantly reduce cisplatin induced hearing loss in children with localized solid tumors,” stated Rosty Raykov, chief executive officer of Fennec. “We look forward to working closely with the EMA during the review process with the goal of bringing this important product to patients.”

On August 7, 2018, Fennec announced that the Pediatric Committee (PDCO) of the EMA has accepted the Company’s pediatric investigation plan (PIP) for the condition of the prevention of platinum-induced ototoxic hearing loss. The company was also advised in August 2018 that sodium thiosulfate (unique formulation) is eligible for submission of a PUMA with incentives of automatic access to the centralized procedure and up to 10 years of data and market protection. No deferred clinical studies were required in the positive opinion given by PDCO.

About PEDMARK™ (Sodium Thiosulfate (STS))

Cisplatin and other platinum compounds are essential chemotherapeutic agents for many pediatric malignancies.  Unfortunately, platinum-based therapies cause ototoxicity, or hearing loss, which is permanent, irreversible and is particularly harmful to the survivors of pediatric cancer.

In the U.S. and Europe, it is estimated annually that over 10,000 children may receive platinum-based chemotherapy.  The incidence of ototoxicity depends upon the dose and duration of chemotherapy, and many of these children require lifelong hearing aids. There is currently no established preventive agent for this hearing loss and only expensive, technically difficult and sub-optimal cochlear (inner ear) implants have been shown to provide some benefit. Infants and young children that suffer ototoxicity at critical stages of development lack speech language development and literacy, and older children and adolescents lack social-emotional development and educational achievement.

PEDMARK has been studied by cooperative groups in two Phase 3 clinical studies of survival and reduction of ototoxicity, The Clinical Oncology Group Protocol ACCL0431 and SIOPEL 6. Both studies have been completed. The COG ACCL0431 protocol enrolled one of five childhood cancers typically treated with intensive cisplatin therapy for localized and disseminated disease, including newly diagnosed hepatoblastoma, germ cell tumor, osteosarcoma, neuroblastoma, and medulloblastoma.  SIOPEL 6 enrolled only hepatoblastoma patients with localized tumors.

In February 2020, Fennec completed its rolling submission of a New Drug Application (NDA) to the FDA for PEDMARK™ and submitted a MAA to the  EMA for sodium thiosulfate (tradename to be determined). PEDMARK has received Breakthrough Therapy and Fast Track Designation by the FDA in March 2018.

About Fennec Pharmaceuticals

Fennec Pharmaceuticals Inc., is a specialty pharmaceutical company focused on the development of PEDMARK™ for the prevention of platinum-induced ototoxicity in pediatric patients.   Further, PEDMARK has received Orphan Drug Designation in the U.S. for this setting. Fennec has a license agreement with Oregon Health and Science University (OHSU) for exclusive worldwide license rights to intellectual property directed to STS and its use for chemoprotection, including the prevention of ototoxicity induced by platinum chemotherapy, in humans.  For more information, please visit www.fennecpharma.com

Forward Looking Statements

Except for historical information described in this press release, all other statements are forward-looking. Forward-looking statements are subject to certain risks and uncertainties inherent in the Company’s business that could cause actual results to vary, including such risks that regulatory and guideline developments may change, scientific data may not be sufficient to meet regulatory standards or receipt of required regulatory clearances or approvals, clinical results may not be replicated in actual patient settings, protection offered by the Company’s patents and patent applications may be challenged, invalidated or circumvented by its competitors, the available market for the Company’s products will not be as large as expected, the Company’s products will not be able to penetrate one or more targeted markets, revenues will not be sufficient to fund further development and clinical studies, the Company may not meet its future capital requirements in different countries and municipalities, and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2019. Fennec Pharmaceuticals Inc. disclaims any obligation to update these forward-looking statements except as required by law.

For a more detailed discussion of related risk factors, please refer to our public filings available at www.sec.gov and www.sedar.com.

For further information, please contact:

Investors:

Rosty Raykov

Chief Executive Officer

Fennec Pharmaceuticals Inc.

(919) 636-5144

Media:

Elixir Health Public Relations

Lindsay Rocco

(862)-596-1304

lrocco@elixirhealthpr.com